Prospectus Supplement No. 2	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated August 12, 2021)	Registration No. 333-257994

Stem, Inc.

Up to 4,683,349 Shares of Common Stock

This prospectus supplement no. 2 is being filed to update and supplement information contained in the prospectus dated August 12, 2021 (the “Prospectus”) related to the offer and sale from time to time by the selling securityholders named in the Prospectus of up to 4,683,349 shares of our common stock, par value $0.0001 per share (“Common Stock”) originally issued in a private placement pursuant to the Exchange (as defined in the Prospectus), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 11, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement. Any document, exhibit or information contained in the Current Report that has been deemed furnished and not filed in accordance with Securities and Exchange Commission rules shall not be included in this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and any prior amendments or supplements thereto and if there is any inconsistency between the information therein and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is traded on the New York Stock Exchange under the symbols “STEM”. On August 18, 2021, the closing price of our Common Stock was $22.65 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5 of the Prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body have approved or disapproved these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 19, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): August 9, 2021

STEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-251397	85-1972187
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 California St., 14th Fl, San Francisco, California 94111

(Address of principal executive offices including zip code)

1-877-374-7836

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	STEM	New York Stock Exchange
Warrants exercisable for Common Stock	STEM WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 4.01. Changes in Registrant's Certifying Accountant.

(a)

On August 9, 2021, the Audit Committee of the Board of Directors (the “Board”) of Stem, Inc. (the “Company”) approved the dismissal of WithumSmith+Brown, PC (“Withum”) as the Company’s independent registered public accounting firm and the Company accordingly notified Withum of such action effective as of August 11, 2021. As previously announced, on April 28, 2021, the Company consummated its merger (the “Merger”) with Star Peak Energy Transition Corp. (“STPK”). Withum had served as STPK’s independent registered public accounting firm prior to the Merger.

Withum’s report on the Company’s financial statements as of December 31, 2020 and December 31, 2019, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2020 and December 31, 2019, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, other than the Company’s ability to continue as a going concern due to the Company’s obligation to either complete a business combination by August 20, 2022, or cease all operations except for the purpose of liquidating.

During the period from October 29, 2018 (inception) through December 31, 2019, the year ended December 31, 2020, and the subsequent period through August 11, 2021, there were no: (i) disagreements with Withum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Withum’s satisfaction, would have caused Withum to make reference to the subject matter of the disagreement in connection with its report or (ii) “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K and related instructions.

The Company has provided Withum with a copy of the disclosures made by the Company in response to this Item 4.01 and has requested that Withum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the registrant in response to this Item 4.01 and, if not, stating the respects in which it does not agree. A copy of the letter from Withum is attached as Exhibit 16 to this Current Report on Form 8-K.

(b)

On August 11, 2021, the Company engaged Deloitte & Touche LLP (“Deloitte”) as its new independent registered public accounting firm, effective as of August 11, 2021. During the years ended December 31, 2020 and December 31, 2019, and through August 11, 2021, the effective date of the Company’s engagement of Deloitte, the Company did not consult with Deloitte regarding any of the matters or events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K. Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
16	Letter from WithumSmith+Brown, PC to the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEM, INC.

Date: August 11, 2021	By:	/s/ Saul R. Laureles
		Name:	Saul R. Laureles
		Title:	Chief Legal Officer and Secretary

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